Exhibit 99.1

FISCHER-WATT GOLD COMPANY, INC.

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NEWS   RELEASE

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                2582 Taft Court, Lakewood, Colorado 80215, USA                                      PH:(303) 232-0292  FAX:(303) 232-0399

FISCHER-WATT ACQUIRING SIGNIFICANT U.S. URANIUM ASSETS.

Denver, CO – October 2, 2008 – Fischer-Watt Gold Company, Inc. (OTCBB: FWGO) has entered into a Binding Letter Agreement with Tournigan Energy Ltd. (TSX-V: TVC) to acquire its wholly-owned US subsidiary Tournigan USA Inc. (“TVC-USA”).  The prime asset in TVC-USA is its portfolio of mineral claims and leases on over 55,000 acres in Wyoming, South Dakota and Arizona that cover some of the most prospective uranium-bearing geology in the United States.

Under the terms of the agreement, Fischer-Watt will issue to Tournigan Energy an interest-free promissory note, due August 31, 2009, for approximately $309,500, which was the amount paid by Tournigan Energy for the current year’s federal mineral claim maintenance fees. Prior to August 31, 2009, Fischer-Watt will also secure the release of, or reimburse Tournigan Energy for the existing reclamation bonds on the properties in the amount of $930,000 less any applicable reclamation costs. Fischer-Watt will grant Tournigan Energy a 30% carried interest on each of the existing properties up to the completion of a feasibility study for any project encompassing any of these properties. At that point Tournigan Energy can elect to convert its interest into a 30% contributing working interest or allow its interest to dilute to a 5% net profits interest. This transaction is subject to definitive documentation, regulatory and third-party approvals, approval from the respective boards of directors and the satisfaction of other customary conditions, and is expected to close by December 2008.

TVC-USA holds claims, covering over 33,000 acres, in three areas of Wyoming. These are the Great Divide Basin, the Green River Basin and the Shirley Basin, close to former producing mines or in-situ recovery operations. Uranium mineralization is found in “roll-front” deposits within the sandstone host rocks. To date, TVC-USA has drilled approximately 80 holes in the extensive roll front trend on its Cyclone Rim claims in the Great Divide Basin and has demonstrated that the associated uranium mineralization is widespread along this 20-mile portion of the trend. Earlier exploration by others has also identified other areas of mineralization on the properties. Wyoming is the largest uranium producing state in the United States and has demonstrated its support of uranium mining for several decades and continues to be a favorable place to carry out exploration and mining. Over 200 million pounds of uranium oxide have reportedly been produced in Wyoming, the most from any state in the United States. The South Dakota and Wyoming properties are situated in close proximity to each other along the border between the two states.

Over 16,000 acres of ground are held by TVC-USA in federal claims and State leases in Northern Arizona. The majority of these are in the historic “Arizona Strip” uranium district in an area extending up to 40 miles south and southeast of St. George, Utah.  The remainder of the leases are located in north-central Arizona, south of the Grand Canyon. In these areas, uranium mineralization is hosted in breccia pipes that were formed by the collapse of overlying strata into cavities dissolved out of the underlying limestone. These created roughly cylindrical, near vertical columns of broken rock where uranium was deposited at certain horizons by the action of percolating ground waters through the rock. About 15 of these pipes have been mined since 1980 and over 20 million pounds of uranium oxide have been produced.  The ores in these pipes have historically averaged about 0.66% U3O8 [approximately 13 pounds of uranium oxide per ton of rock] making them the highest-grade ores in the United States. From geological, geochemical and geophysical surveys, TVC-USA has already identified about 80 collapse features of which over 20 have been given a high priority.

This acquisition presents a unique opportunity for Fischer-Watt to gain entry to the uranium market. Worldwide there are 35 new nuclear power plants being built presently, at least 60 more on the drawing board and over 200 more are proposed. (435 currently in operation), for this reason sustained high global demand for uranium looks assured well into the future. Tournigan Energy desires to sell this asset to allow it to focus on its large uranium projects in Eastern Europe. However, this agreement with Fischer-Watt allows Tournigan Energy to maintain a level of participation in any potential upside on these properties.

The President and CEO of Fischer-Watt, Peter Bojtos, is also a director of Tournigan and has declared his interest in this transaction to the independent directors of Fischer-Watt.

Fischer-Watt will be issuing further releases describing the properties in more detail as it conducts its continuing studies of the data. In the meantime, interested readers may visit Tournigan’s website at www.tournigan.com for a more complete description of the properties

Statements in this release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that any such statements are not guarantees of future performance and that actual developments or results may vary materially from those projected in the forward-looking statements.

For further information please contact:
Mr. Peter Bojtos P.Eng.	or	Mr. Don Lawrence
President and Chief Executive Officer		Investor Relations Manager
Fischer-Watt Gold Company, Inc.		Fischer-Watt Gold Company, Inc.
303-232-0292		415-596-4422
email: info@fischer-watt.com		website: www.fischer-watt.com